EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Jennifer Flachman
AMERCO Investor Relations
(602) 263-6601
Flachman@amerco.com

AMERCO Closes on Refinancing Plan

Reno, NV, June 9, 2005, AMERCO (Nasdaq: UHAL) announced today that it has funded on $945 million of financing.

As previously announced on May 12, 2005, the fundings consist of three asset-backed facilities.

•	$240 million senior mortgage funded by Merrill Lynch

•	$465 million hybrid real estate backed loan funded by Merrill Lynch

•	$240 million senior mortgage funded by Morgan Stanley

AMERCO is the parent company of Republic Western Insurance Company, Oxford Life Insurance Company, Amerco Real Estate Company and U-Haul, the nation’s leading do-it-yourself moving company with a network of over 14,900 locations in all 50 United States and 10 Canadian Provinces. Celebrating its 60th year of serving customers, the Company has the largest rental fleet in the world, with over 94,000 trucks, 75,000 trailers and 35,000 tow devices. U-Haul has also been a leader in the storage industry since 1974, with over 340,000 rooms and more than 28.8 million square feet of storage space and over 1,000 facilities throughout North America.

For more information about AMERCO, please visit www.amerco.com

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10Q for the quarter ended December 31, 2004, which is on file with the SEC.

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